UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 Date of earliest event reported: January 23, 2004

Commission File Number	Exact name of registrants as specified in their charters, address of principal executive offices and registrants' telephone number	IRS Employer Identification Number

1-3545	FLORIDA POWER & LIGHT COMPANY 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-0247775
State or other jurisdiction of incorporation or organization: Florida

Item 5. Other Events and Regulation FD Disclosure

Fourth quarter 2003 net income for Florida Power & Light Company (FPL) was $122 million compared to $111 million from the prior year quarter. For the full year 2003, net income increased to $733 million compared to $717 million in 2002.

FPL enjoyed strong customer and moderate underlying usage growth during the fourth quarter 2003; however, results were offset somewhat by lower usage associated with milder weather compared to the prior year quarter. Operations and maintenance (O&M) expense was down for the quarter on a comparative basis due to an incremental accrual to the storm reserve fund made in the fourth quarter 2002.

For the full year 2003, FPL O&M expense was up due to rising employee benefit expenses, insurance costs, nuclear maintenance expenses and higher depreciation associated with investments made to support the growth in Florida.

FPL added more than 97,000 customer accounts during 2003, an increase of 2.4 percent. Electricity usage per customer was up 1.7 percent for the year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

FLORIDA POWER & LIGHT COMPANY
(Registrants)

Date: January 26, 2004

K MICHAEL DAVIS

K. Michael Davis Chief Accounting Officer of Florida Power & Light Company (Principal Accounting Officer of the Registrants)